Exhibit 99.1

FIRST AMENDMENT

to the

EXECUTIVE EMPLOYMENT AGREEMENT

between

ENESCO GROUP, INC.

and

CYNTHIA L. PASSMORE

THIS FIRST AMENDMENT to the Executive Employment Agreement dated September 14, 2004 (“Agreement”) by and between Enesco Group, Inc. (the “Company”) and Cynthia L. Passmore (the “Executive”) is hereby made and entered into on January 16, 2006, and is effective as of January 1, 2006.

W I T N E S S E T H:

WHEREAS, the Company and the Executive heretofore entered into the Agreement; and

WHEREAS, Section 5.05 of the Agreement provides that the Agreement may be amended in writing signed by the parties; and

WHEREAS, the Company and the Executive mutually desire to amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended effective January 1, 2006 as follows:

1. Section 2.02 of the Agreement shall be amended in its entirety for fiscal year 2006 and thereafter to read as follows:

2.02. Bonus. Executive shall be entitled to receive an annual cash bonus for the achievement of performance goals previously approved by the Board of Directors. Such performance goals will be mutually developed in advance by the Board and Executive. The target bonus (the “Target Bonus”) opportunity payable to Executive in the event of achievement of the applicable performance goals shall be the greater of 60% of Base Annual Salary or the percentage amount of Base Annual Salary established each year under the Company’s Management Incentive Program (or such successor plan, program or policy howsoever named). Payment of any such bonus to Executive shall occur when bonuses are normally paid by the Company.

2. Section 2.07(b) of the Agreement shall be amended in its entirety to read as follows:

(b) five (5) weeks paid vacation.

3. For reasons of personal privacy and safety, the Executive’s address for purposes of this Agreement shall be the address of the Company.

4. Section 2.04 of the Agreement shall be amended in its entirety to read as follows:

Each year, the Board shall consider the issuance of additional option and restricted share grants to Executive.

FURTHER, the Agreement also shall be amended such that the following provisions are no longer applicable effective January 1, 2006:

1.	Section 2.03; and

2.	Section 2.06.

NOW, THEREFORE, the Company, by its Chairman of the Board, and the Executive hereby enter into this First Amendment, effective January 1, 2006.

ENESCO GROUP, INC.

By /s/ Anne-Lee Verville

Anne-Lee Verville

Chairman of the Board

/s/ Cynthia L. Passmore

Cynthia L. Passmore